Exhibit 99.1

4netSoftware, Inc. Signs Letter Of Intent to Acquire EnSA Holdings, LLC

BOCA RATON, FL (Business Wire) -4netSoftware, Inc. (the "Company"), (OTC BB:
FNSI), today announced that it has signed a Letter of Intent to acquire all of the issued and outstanding capital stock of EnSA Holdings, LLC ("EnSA"), a privately-held Florida limited liability company with offices located in Fort Lauderdale, FL. EnSA is engaged in the business of agricultural production and development in the Dominican Republic.

Under the terms of the Letter of Intent, the Company would acquire all of the outstanding shares of EnSA in exchange for shares of the Company pursuant to a contemplated share exchange agreement (the "Acquisition"). The Company expects to close the Acquisition in the quarter ending December 31, 2010. Following the closing of the anticipated Acquisition, EnSA would be a wholly owned subsidiary of the Company, and EnSA would emerge as the surviving company with a name and ticker symbol change for the Company to follow.

The Acquisition is subject to a number of conditions, including the execution of a definitive share exchange agreement, stockholder approval, the Company effecting a reverse stock split, the completion of certain financing arrangements, and further due diligence. In furtherance of the Acquisition, the directors and officers of EnSA will replace the directors and officers of the Company, with the exception that Steven N. Bronson, will continue as a director of the Company. Jonathan J. May, current President and CEO of EnSA, will continue to serve in those capacities, as the President and CEO of the Company following the Acquisition. Additionally, all of the other officers and senior management of EnSA will retain their current positions and continue to run the day-to-day operations of EnSA and the Company. Commenting on the potential Acquisition, Steven N. Bronson, President and CEO of the Company said, "I believe the transaction with EnSA will be beneficial to the shareholders of 4net Software." Mr. Bronson stated, further, that "We believe EnSA is positioned to capitalize in two very compelling market trends in food security and sustainable agriculture and possesses a seasoned management team and talented Board of Directors. EnSA is a nice match for the criteria that we have been seeking in an acquisition target in order to enhance shareholder value." Jonathan J. May, President and CEO of EnSA stated that "The Board of Directors and EnSA management has carefully weighed all aspects of this contemplated transaction and have concluded that it is an exciting opportunity for EnSA." Mr. May continued, that "as a public entity, EnSA believes it will be able to access the public market for capital to enhance the future growth of our business and we believe that the addition of Steven Bronson to the EnSA Board of Directors in the near future is also significant, because Steve's experience in the public financial markets will add an important dimension to our Board."


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About 4net Software, Inc. (OTC BB: FNSI), 4net Software is a publicly traded corporation that is engaged in identifying, evaluating and ultimately acquiring and/or merging with a company that will enhance 4net Software's revenues and increase shareholder value.

About EnSA Holdings, LLC, http://www.ensaholdingsltd.com, which name stands for Environmentally Sustainable Agriculture, was founded in November 2009 and has developed strategic relationships with leaders of the Dominican Republic's agriculture and government sectors to develop a plan that will transform the country into a major supplier of high-quality rice and other food commodities to a variety of world markets. Coupled with a highly experienced management team and a commitment to leveraging and developing technology, EnSA expects to create a world class agriculture organization with a founding principle of improving lives through sustainable agriculture.


Certain of the statements contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Forward-looking statements include, without limitation, the completion of the Acquisition on timely basis, the benefits of the Acquisition to 4net Software's shareholders, and EnSA's ability to access the public markets if the Acquisition is consummated. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Factors that could contribute to the uncertainty of forward-looking statements include, but are not limited to, competition for acquisitions, successful integration of acquired companies, general economic factors and the ability to obtain financing. 4net Software, Inc. undertakes no obligation to update publicly any forward-looking statements.


For information regarding 4net Software, Inc., please contact:

Steven N. Bronson, President
4net Software, Inc.
225 N.E. Mizner Boulevard, Suite 400
Boca Raton, Florida 33432
Tel. No. (561) 362-5385


For information regarding EnSA Holdings, LLC, please contact:

Jonathan J. May, President and CEO
EnSA Holdings, LLC
110 East Broward Boulevard, Suite 1700
Fort Lauderdale, FL  33301
Tel. No. (954) 761-1611